Exhibit 99.1

414 Nicollet Mall

Minneapolis, MN 55401

March 14, 2007

Xcel Energy Inc. Announces Expiration Of Early Participation Period For Exchange Offer

Update to Exchange Offer Announced February 28, 2007

MINNEAPOLIS —Xcel Energy Inc. (NYSE: XEL) announced today that the early participation period in connection with its exchange offer to refinance a portion of the Company’s outstanding long-term debt securities expired yesterday at 5:00 p.m., New York City time. The Company is offering to exchange up to $350 million aggregate principal amount of its 7% Senior Notes, Series due 2010 (the “Old Notes”). Holders of the Old Notes whose tenders are accepted will receive a new series of senior notes due April 1, 2017 (the “New Notes”).

As of 5:00 p.m., New York City time, on March 13, 2007, approximately $240 million aggregate principal amount of outstanding Old Notes had been validly tendered for exchange. Accordingly, the minimum condition that at least $250 million aggregate principal amount of New Notes be issued in the exchange offer has been met.  The Old Notes will be subject to proration so that the Company will only accept Old Notes with an aggregate principal amount up to $350 million.

The total exchange price and the coupon on the New Notes will be calculated at 2:00 p.m., New York City time, on Friday, March 23, 2007, assuming no extension of the price determination date. Holders of the Old Notes who validly tendered by the early participation date will receive the total exchange price, including an early participation payment, as set forth in the confidential offering memorandum, dated February 28, 2007 (the “Offering Memorandum”), and no longer have the right to withdraw their tender of Old Notes. The exchange offer will expire at 12:00 midnight, New York City time, on Tuesday, March 27, 2007 (the “Expiration Date”), unless extended.  Holders of Old Notes who validly tender after the early participation date and prior to the Expiration Date will receive the total exchange price less the early participation payment as set forth in the Offering Memorandum.  The exchange offer is expected to settle on March 30, 2007.

The exchange offer is only being made, and copies of the exchange offer documents are only being made available, to holders of Old Notes that have certified certain matters to Xcel Energy, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933 (collectively, “Eligible Holders”). A confidential offering memorandum, dated February 28, 2007, was distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-488-1500 or 212-430-3774.

The New Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This news release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offer is being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For more information, contact:

Paul A Johnson, Managing Director, Investor Relations   (612) 215-4535

News media inquiries please call Xcel Energy media relations   (612) 215-5300